Exhibit 99.1

VOLTARI RECEIVES ADDITIONAL NASDAQ STAFF DETERMINATION LETTER

NEW YORK, NY — November 26, 2014 — Voltari Corporation (NASDAQ: VLTC) announced today that on November 19, 2014 it was notified by the Listing Qualifications Staff of The NASDAQ Stock Market LLC that, based on the Company’s continued non-compliance with the applicable $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, the Company’s securities are subject to delisting from NASDAQ unless the Company timely requests a hearing before the Listing Qualifications Panel (the “Panel”). The Company intends to timely request a hearing before the Panel, at which hearing the Company will present its plan to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “VLTC” pending completion of the hearing process and the expiration of any extension period granted by the Panel.

About Voltari

Voltari is the leading provider of analytics-based mobile marketing solutions. Voltari’s unique ability to determine a user’s real-time propensity for engagement across vertical industries enables its customers to plan, manage and learn from their digital marketing efforts in order to efficiently and effectively respond to the evolving needs and desires of consumers in a personalized and localized manner. Voltari’s technology, expertise and unique go-to-market approach continually deliver higher ROI for its customers while remaining respectful of consumer privacy and compliance with all relevant privacy statutes. For more information, visit http://www.voltari.com or follow @voltarimedia on Twitter.

Investor Contact:

Jennifer Jarman

The BlueShirt Group

(415) 217-5866

jennifer@blueshirtgroup.com